UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

_____________________________

Filed by the Registrant   ☒Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Byline Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

_____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 22, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Byline Bancorp, Inc. The Annual Meeting will be held on June 7, 2019 at 8:30 a.m. Central Standard Time, at our offices located at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601. If you plan to attend in person, please RSVP by sending an email to acasanueva@bylinebank.com.

The attached Notice of Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting.  Members of our Board of Directors and executive officers will be present in person or by telephone at the Annual Meeting to respond to any questions that our stockholders may have.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares are represented and voted at the meeting.

Our Board of Directors has determined that the proposals to be considered at the Annual Meeting as described in the attached Notice of Meeting and Proxy Statement are in the best interests of Byline Bancorp and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each proposal to be considered.

On behalf of the Board of Directors and the officers and employees of Byline Bancorp, we would like to take this opportunity to thank our stockholders for their continued support. We look forward to seeing you at the meeting.

Sincerely,

Roberto R. Herencia Chairman of the Board	Alberto J. Paracchini President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
AND

PROXY STATEMENT

___________________

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Byline Bancorp, Inc. (the “Company”) will be held at the Company’s offices located at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601, on June 7, 2019, at 8:30 a.m. Central Standard Time for the following purposes, all of which are further described in the accompanying proxy statement:

1.

To elect the nine director nominees named in the accompanying proxy statement to the Board of Directors of the Company, each to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	To consider such other business that may properly come before the Annual Meeting, or any adjournment thereof, by or at the direction of the Board of Directors.

The Board of Directors of the Company has fixed the close of business on April 12, 2019, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.  If there is an insufficient number of shares represented for a quorum, the meeting may be adjourned to permit further solicitation of proxies by the Company.

A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s main office located at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601, the day of the Annual Meeting and for a period of ten days prior to the meeting.

This year we are taking advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to stockholders via the Internet. We sent a Notice of Internet Availability of Proxy Materials to holders of our common stock as of the record date on or about April 22, 2019. The Notice describes how you can access our proxy materials, including this proxy statement, beginning on April 22, 2019.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS.  YOU MAY VOTE BY TELEPHONE, VIA THE INTERNET OR BY MAIL.

Chicago, Illinois April 22, 2019	BY ORDER OF THE BOARD OF DIRECTORS, By Roberto Herencia Chairman of the Board

Table of Contents

BYLINE BANCORP, INC.

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2019

The enclosed proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of Byline Bancorp, Inc., a Delaware corporation (the “Company”), which is a registered bank holding company that owns and operates Byline Bank (the “Bank”), for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2019 at 8:30 a.m. Central Standard Time at the Company’s offices located at 180 North LaSalle Street, Suite 300, Chicago, Illinois.  This proxy statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being made available to stockholders on or about April 22, 2019.

Unless we state otherwise or the context otherwise requires, references in this Proxy Statement to “Byline,” “we,” “our,” “us,” “ourselves,” “the company” and “the Company” refer to Byline Bancorp, Inc., a Delaware corporation, and its consolidated subsidiaries.

_________________

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on June 7, 2019

Pursuant to rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice provides stockholders with instructions on how to access and review this Proxy Statement and our 2018 Annual Report online, as well as vote online. We, like many public companies, have determined that providing proxy materials electronically will significantly reduce our printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

Stockholders who receive a Notice will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request printed copies may be found within the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

YOUR VOTE IS IMPORTANT

Please vote via the Internet or telephone.

Internet: www.voteproxy.com

Phone: In the U.S, call toll-free 1-800-PROXIES (1-800-776-9437), or
Outside the U.S., call 1-718-921-8500 and follow the instructions

If you are voting by mailing your proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope which we have provided.

About the Meeting

What is the date, time and place of the Annual Meeting?

Our 2019 Annual Meeting of Stockholders will be held on Tuesday, June 7, 2019, beginning at 8:30 a.m., Central Standard Time, at the Company’s offices located at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, consisting of:

(1)

the election of the nine director nominees named in this Proxy Statement to the Board of Directors, each to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
(3)	the consideration of such other matters as may properly come before the meeting.

Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules of the SEC, we have elected this year to provide access to our proxy materials via the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice provides stockholders with instructions on how to access and review this Proxy Statement and our 2018 Annual Report online, as well as vote online. We, like many public companies, have determined that providing proxy materials electronically will significantly reduce our printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

Stockholders who receive a Notice will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request printed copies may be found within the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Who is entitled to vote at the Annual Meeting?

Only our stockholders of record at the close of business on April 12, 2019, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 36,522,088 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our offices at 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601 for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share on each matter that is submitted to stockholders for approval. Stockholders do not have cumulative voting rights.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee) and plan to attend the Annual Meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date in order to vote your shares at the meeting.  If you plan to attend in person, please also RSVP by sending an email to acasanueva@bylinebank.com indicating your intention to attend the Annual Meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 36,522,088 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

What vote is required to approve each item?

The votes required to approve the matters to be presented at the Annual Meeting as listed in the Notice of the Annual Meeting are as follows:

•

For purposes of electing directors at the Annual Meeting, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Accordingly, the director nominees receiving the most votes of the holders of our common stock will be elected as directors.

•

For all other matters, including the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, approval requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

For purposes of Proposal 2, proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. Pursuant to our By-laws, broker non-votes will not be counted as shares entitled to vote at the meeting, but votes cast “for” or “against” and abstentions with respect to all matters will be counted as shares entitled to vote. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. On matters other than the election of directors, abstentions will be treated as a vote “against”. If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the Annual Meeting, either the Chairperson of the meeting or a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

The inspector of election for the Annual Meeting will determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof.

Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on Proposal 1 (election of directors) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR the election of all of the respective nominees for director named in this Proxy Statement and FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Unless contrary instructions are indicated on your proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of each of the respective nominees for director named in this Proxy Statement; (2) the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and (3) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the Annual Meeting. In the event a stockholder specifies a different choice by means of the proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the proxy card contained in the proxy materials. Voting instructions are provided on the proxy card. The Notice also includes information about how to vote via the Internet (at www.voteproxy.com) or telephone (in the U.S, call toll-free 1-800-PROXIES (1-800-776-9437), or outside the U.S., call 1-718-921-8500 and follow the instructions).

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must provide your voting instructions in accordance with the voting instruction form provided by your bank, broker or other holder of record, who will then vote your shares on your behalf.  The availability of telephone or Internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you attend the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote your shares at the meeting.

Can I change my vote?

Yes. The giving of a proxy does not eliminate the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the Annual Meeting, or by filing a written revocation or duly executed proxy bearing a later date with our Secretary.

Who pays for costs relating to the proxy materials and Annual Meeting?

The costs of preparing, assembling, providing access to and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing, if applicable.

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	each stockholder known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our executive officers; and
•	all directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

Beneficial ownership is shown as of April 12, 2019, and is based on 36,522,088 shares of our common stock outstanding as of April 12, 2019.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”), which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder also is deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date, such as through the exercise of options or warrants or the conversion of a security. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. Except as otherwise indicated, the address for each stockholder listed below is c/o Byline Bancorp, Inc., 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601.

	Beneficial Ownership
Name of Beneficial Owners	Number	Percentage
Greater than 5% Stockholders:
MBG Investors I, L.P.(1)	11,467,123	31.40%
ECR Holdings, S.A. de C.V.(2)	2,038,691	5.58%

Directors and Executive Officers:
Roberto R. Herencia(3)	552,880	1.50%
Mary Jo S. Herseth(3)	—	*
Phillip R. Cabrera(5)	4,701	*
William G. Kistner(6)	—	*
Antonio del Valle Perochena(1)	11,467,123	31.40%
Jaime Ruiz Sacristán(7)	107,582	*
Steven M. Rull(8)	190,400	*
Robert R. Yohanan(9)	804,588	2.20%
Alberto J. Paracchini(10)	485,644	1.31%
Lindsay Corby(11)	125,639	*
Timothy C. Hadro(12)	104,313	*
Rick Schobert(13)	42,613	*
Bruce Lammers(14)	111,977	*
Thomas J. Bell III(15)	75,954	*
Megan Biggam(16)	56,453	*
John M. Barkidjija(17)	73,457	*
Brogan Ptacin(18)	129,454	*
All directors and executive officers as a group (17 persons)	14,332,778	39.21%

*	Represents beneficial ownership of less than 1%
(1)

Mr. Antonio del Valle Perochena as general partner of MBG Investors I, L.P. possesses sole voting and investment power with respect to the shares of common stock held by MBG Investors I, L.P. and may be deemed the beneficial owner of such shares of common stock. Mr. del Valle Perochena owns 16.625% of the partnership interests of MBG Investors I, L.P.  Mr. del Valle Perochena disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein.  The address for MBG Investors I, L.P. is 365 Bay Street, Suite 800, M5H2V1 Toronto, Ontario, Canada.

(2)

Mr. Eugenio Santiago Clariond Reyes as sole administrator of ECR Holdings, S.A. de C.V. possesses the voting and investment power with respect to the shares of common stock held by ECR Holdings, S.A. de C.V. and may be deemed the beneficial owner of such shares of common stock.  The address for ECR Holdings, S.A. de C.V. is Vasconcelos 220, San Pedro Garza Garcia, Nuevo Leon, Mexico.

(3)

Includes 16,612 shares of common stock held through the Roberto Herencia Inc. Defined Benefit Plan.  Mr. Herencia has investment and voting power over the shares of common stock held by the Roberto Herencia Inc. Defined Benefit Plan.  Includes 428,988 shares of common stock underlying options that are currently exercisable.

(4)	Ms. Herseth does not currently own any common stock.
(5)

Includes 1,600 shares of common stock held through the Phillip R. Cabrera Revocable Trust.  Mr. Cabrera has investment and voting power over the shares of common stock held by the Phillip R. Cabrera Revocable Trust.

(6)	Mr. Kistner does not currently own any common stock.
(7)

Shares of common stock are owned by Tenedora Jacaru S.A. de C.V. (“Tenedora”).  Mr. Ruiz Sacristán possesses the voting and investment power over the shares of common stock owned by Tenedora.  Mr. Ruiz Sacristán disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein.

(8)

Includes 190,400 shares of common stock held through the Rull Family Partnership, L.P. Mr. Rull possesses the voting and investment power with respect to the shares of common stock held by the Rull Family Partnership, L.P.

(9)

Includes 375,725 shares of common stock held through the Robert R. Yohanan Revocable Trust. Mr. Yohanan has investment and voting power over the shares of common stock held by the Robert R. Yohanan Revocable Trust. Includes 297,773 shares of common stock held through the Dublin Family Partnership, LLC. Mr. Yohanan is a member of the Dublin Family Partnership, LLC. Mr. Yohanan disclaims beneficial ownership of the securities held by the Dublin Family Partnership LLC, except to the extent of his pecuniary interest therein. Includes 18,372 shares that are owned jointly with Mr. Yohanan’s spouse. Includes 3,195 shares of common stock held through the Yohanan Family

Partnership. Mr. Yohanan disclaims beneficial ownership of the securities held by the Yohanan Family Partnership except to the extent of his pecuniary interest therein.
(10)

Includes 428,988 shares of our common stock underlying options that are currently exercisable, and 31,052 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(11)

Includes 97,496 shares of our common stock underlying options that are currently exercisable, and 18,872 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(12)

Includes 97,496 shares of our common stock underlying options that are currently exercisable, and 6,817 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(13)

Includes 38,997 shares of our common stock underlying options that are currently exercisable, and 3,366 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(14)

Includes 76,000 shares of common stock underlying options that are currently exercisable.  Shares of common stock are held through the Bruce W. Lammers TR UA Jan. 17, 2014.  Mr. Lammers possesses the voting and investment power with respect to the shares of common stock held by the Bruce W. Lammers TR UA Jan. 17, 2014.

(15)

Includes 58,497 shares of our common stock underlying options that are currently exercisable, and 11,552 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(16)

Includes 48,7487 shares of our common stock underlying options that are currently exercisable, and 6,782shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(17)

Includes 58,497 shares of our common stock underlying options that are currently exercisable, and 14,960 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

(18)

Includes 61,424 shares of our common stock underlying options that are currently exercisable, and 20,030 shares of restricted stock that have not yet vested but over which the stockholder has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons owning more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of the Company's equity securities.  These same persons are also required to furnish us with copies of all such forms.  Based solely on a review of the copies of the forms furnished to us, or written representations that no Form 5 filings were required, we believe that, with respect to the 2018 fiscal year, all required Section 16(a) filings were timely made.

Proposal 1:
Election of Directors

Nominees

The table below sets forth information regarding each nominee for director.  Currently, each of our directors is elected annually to serve a one year term.  The Governance and Nominating Committee of the Board of Directors is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. Each of our nominees currently serves as a Byline director and has consented to being named in this Proxy Statement and has agreed to serve if elected.  If any nominee becomes unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominees as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any nominee might be unavailable or unwilling to serve.

Name	Age	Position	Director Since
Roberto R. Herencia	59	Chairman of the Board of Directors	2013
Mary Jo Herseth	60	Director	2019
Phillip R. Cabrera	66	Director	2013
William G. Kistner	68	Director	2018
Alberto J. Paracchini	48	President, Chief Executive Officer and Director	2013
Antonio del Valle Perochena	50	Director	2013
Jaime Ruiz Sacristán	69	Director	2013
Steven M. Rull	69	Director	2016
Robert R. Yohanan	79	Director	2018

Information Regarding Nominees for Election.

Roberto R. Herencia has served as Chairman of our Board of Directors since June 2013. Mr. Herencia also serves as Chairman of the Board of Directors of Byline Bank. Mr. Herencia led the recapitalization of our predecessor, Metropolitan Bank Group, Inc., as President and Chief Executive Officer of BXM Holdings, Inc., a position he has held since November 2010. Prior to BXM Holdings, Inc., Mr. Herencia served as President and Chief Executive Officer of Midwest Banc Holdings, Inc. and spent 17 years with Popular Inc. as its Executive Vice President and as President of Popular Inc.’s subsidiary, Banco Popular North America. Mr. Herencia has also served as an independent director of Banner Corporation and its subsidiary, Banner Bank, since March 2016, and as Chairman of the Board of Directors of First BanCorp, and its subsidiary, FirstBank Puerto Rico, since October 2011. Mr. Herencia previously served as an independent director of privately held SKBHC Holdings LLC, and its two subsidiary banks, AmericanWest Bank and First National Bank of Starbuck, from December 2010 to September 2015. Appointed by President Obama in 2011, Mr. Herencia serves on the Overseas Private Investment Corporation’s Board of Directors. He is a Trustee of DePaul University and Northwestern Memorial Foundation in Chicago, and serves on the Boards of Directors of Junior Achievement of Chicago and Operation Hope in Atlanta. Mr. Herencia is also a member of the Finance Council of the Archdiocese of Chicago.  Mr. Herencia holds a bachelor’s degree in finance from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Herencia’s qualifications include over 36 years of experience in the banking industry, having held senior roles in corporate, commercial, small business, problem asset restructuring and retail banking, as well as extensive experience with complex and distressed turnaround efforts, having executed over 15 mergers and acquisitions in his career.

9

Phillip R. Cabrera has served on our board of directors since June 2013 and serves as member of the audit, compensation, governance and nominating, and risk committees.  Mr. Cabrera also serves on the board of directors of Byline Bank.  Since retiring from the McDonald’s Corporation in 2015, Mr. Cabrera has served as an advisor and consultant to Air Products and INDURA, Santiago, Chile, assisting management in identifying and remedying gaps in audit, treasury, governance and controls.  Mr. Cabrera retired as Vice President and International Treasurer of McDonald’s Corporation in October 2015, where for 21 years he held varied executive roles.  Prior to his tenure at McDonald’s, Mr. Cabrera was a Managing Director and Senior Partner in the Latin America Group of Continental Bank and served as President of Continental International Finance Corporation, a holding company for Continental Bank’s international equity investments, from 1993 to 1994.  Mr. Cabrera previously served on the advisory board of Unibanco, Banco do Investimento do Brazil from 1982 to 1986.  Mr. Cabrera holds a bachelor’s degree in business administration from Bradley University and a master’s degree in international management with a finance concentration from the Thunderbird School of Global Management and served in the U.S. Army.  Mr. Cabrera’s qualifications include over 30 years of experience in corporate finance, corporate treasury and banking.

William G. Kistner has served on our Board of Directors since April 2018, and serves as chair of the audit committee, and as a member of the risk committee. Mr. Kistner retired from Northwestern Memorial HealthCare (NMHC) in December 2018.  He joined NMHC in 2004 and in 2006 was appointed Vice President of Internal Audit where he rebuilt the Internal Audit function, developed a coordinated risk assessment methodology and audit work plans based upon organizational needs.  He coordinated Audit Committee meetings and reported results of audits and projects to management, the Audit Committee and the Board.  Prior to joining NMHC in 2004, Mr. Kistner worked at Ernst & Young, LLP for 31 years.  He was a Tax Partner for 19 years in the Chicago office where he served a variety of clients.   Currently Mr. Kistner serves on the Board of Trustees of Loyola University Chicago.  He is Chair of the Audit Committee and serves on the Finance and Executive Committees.  Also, he is a member of the Board of Directors and Treasurer of Erie Family Health Centers.  He is Chair of the Finance Committee and serves on the Executive Committee.  Mr. Kistner received his Bachelor of Business Administration degree in accounting from Loyola University Chicago, his Master of Management degree in finance from the Kellogg Graduate School of Management and is a registered Certified Public Accountant.

Alberto J. Paracchini has served as President, Chief Executive Officer and Director of Byline since June 2013. Mr. Paracchini also serves as President, Chief Executive Officer and Director of Byline Bank. Prior to joining Byline, Mr. Paracchini served as Principal for BXM Holdings, Inc., an investment fund specializing in community bank investments, from October 2010 to June 2013 and spent 16 years at Popular, Inc., where he held numerous leadership positions in both its banking and mortgage subsidiaries. From January 2010 through May 2010, Mr. Paracchini was Executive Vice President at Midwest Bank & Trust. From 2006 through 2008, Mr. Paracchini served as President and Chief Financial Officer of Popular Financial Holdings and Chief Financial Officer of E Loan, an internet banking and mortgage company. Prior to 2006, Mr. Paracchini spent 13 years at Banco Popular North America, where he held several senior leadership roles including Chief Financial Officer, Treasurer and the head of all operations and technology functions. Mr. Paracchini is a member of the Cook County Council of Economic Advisors and Economic Club of Chicago. Mr. Paracchini holds a bachelor’s degree from Marquette University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Paracchini’s qualifications to serve as a member of our Board of Directors include his extensive experience in the financial services industry and his demonstrated leadership skills.

Antonio del Valle Perochena has served on our board of directors since June 2013 and serves as the chair of the compensation committee, and as a member of the governance and nominating committee. Mr. del Valle Perochena also serves on the board of directors of Byline Bank.  Mr. del Valle Perochena has been the Chairman of the board of directors of Kaluz, S.A., which is the holding company for Mexichem, S.A.B. and Elementia, S.A., since September 2013 and has been the Chairman of the board of directors of Grupo Financiero Ve por Más, S.A. (BX+) since 2006.  Prior to incorporating Kaluz and BX+, which are financial, industrial and construction enterprises, in 2003, Mr. del Valle Perochena worked at ING Group as Executive Vice President of Insurance and Pensions in Mexico from 1996 to 1999, and later as Director of New Projects of the direct banking business of the group, ING Direct, in Madrid, Spain from 1999 to 2001.  Mr. del Valle Perochena has served as a director of Pochteca Group and Grupo Empresarial Kaluz since 2003 and as a director of Afianzadora Sofimex since 2004.  Mr. del Valle Perochena holds a business administration degree and Masters in Management from Universidad Anáhuac.  He also holds a Senior Management graduate degree at IPADE and a specialization in literature at the Iberoamericana University.  Mr. del Valle Perochena’s qualifications include over 20 years of experience in the financial and business sectors.

Jaime Ruiz Sacristán has served on our board of directors since June 2013 and serves as the chair of the governance and nominating committee, and as member of the compensation and risk committees. Mr. Ruiz Sacristán also serves on the board of directors of Byline Bank.  Mr. Ruiz Sacristán is the Founder and Chairman of the board of directors of Banco Ve por Más, a position he has held since 2003, has served as Chairman of the board of directors of the Mexican Stock Exchange since January 2015, has served as member of Mexichem, S.A.B. de C.V. since 2000, and as a member of Elementia S.A.B. de C.V. since 2009.  Prior to founding and working for Banco Ve por Más from July 1992 to March 2003, Mr. Ruiz Sacristán held various positions as Grupo Financiero Bital, including serving as its Chief Executive Officer from 2001 to 2003, and was a director at each of its portfolio companies.  Prior to Grupo Financiero Bital, Mr. Ruiz Sacristán held several senior management positions in Banco Mexicano Somex and Citibank Mexico.  Mr. Ruiz Sacristán was unanimously elected and served as President of the Mexican Banks Association from April 2011 to April 2013.  Mr. Ruiz Sacristán holds a bachelor’s degree in business administration from Universidad Anáhuac and an M.B.A. from the Kellogg School of Management at Northwestern University.  Mr. Ruiz Sacristán’s qualifications include over 35 years of experience in the banking and financial sectors.

Steven M. Rull has served on our board of directors since October 2016 and serves as chair of the risk committee and member of the audit committee.  Mr. Rull also serves on the board of directors of Byline Bank.  From 2007 to 2016, Mr. Rull served as lead director of the board of Ridgestone Financial Services, Inc. and its subsidiary, Ridgestone Bank, which we acquired in 2016.  In 2001, Mr. Rull co-founded Manchester Holdings and its wholly owned subsidiaries: Detalus Advisors (an SEC registered investment advisor),  Detalus Consulting (a consulting firm), and Detalus Securities (Member FINRA, SIPC). In 1997, Mr. Rull co-founded Manchester Partners, an investment and consulting firm where he serves as Managing Director.  Mr. Rull is an investor in and serves as a member of the Investment Committees of the SixThirty Fintech Accelerator Fund (since 2017) and the sports and esports-focused Stadia Growth Fund, LLC and Stadia Fund, LLC (since 2018). The aforementioned Detalus Advisors serves as the fund manager for both Stadia funds.  Mr. Rull served as Chairman and Chief Executive Officer of Bunker Hill Bancorp and its subsidiary, Boulevard Bank, from 2003 until its sale in 2013.  He also held positions as Chairman of Atlanta Bancorporation and director of its subsidiary, Bank of Atlanta, from 2005 until its sale in 2014.  Mr. Rull was the co-head of the capital markets division of Mark Twain Bank from 1994 to 1997.  Prior to this role, he held positions as Chief Investment Officer and Chief Financial Officer of United Postal Bancorp from 1987 to 1994 and as President of the Mortgage Division of Mercantile Bank, which acquired United Postal Bancorp in 1994.  Mr. Rull holds a bachelor’s degree in accounting from Southern Illinois University Edwardsville and was a Certified Public Accountant in

the state of Missouri from 1973 to 1996.  Mr. Rull’s qualifications include over 45 years of management and advisory experience in the financial services industry.

Robert R. Yohanan has served on our Board of Directors since May 2018. Mr. Yohanan is a founder, Managing Director and Chief Executive Officer of First Evanston and First Bank & Trust, and his career in banking spans approximately 50 years. Prior to founding First Evanston Bancorp Inc., he was President and Chief Operating Officer for six years of Lake Shore Bancorp, Inc. and Lake Shore National Bank, which was a $2 billion bank that operated in the greater Chicagoland area. Previously, Mr. Yohanan was employed by The First National Bank of Chicago in a wide variety of domestic and international credit and general management assignments. Mr. Yohanan attended DePaul University for one year prior to his appointment to the U.S. Naval Academy from which he graduated in 1962. He spent five years in the U.S. Navy and later received a Master's Degree in International Relations from the University of Chicago. Mr. Yohanan is an advisor to the DePaul University Financial Services Center. He also has served two terms as a Director of The Federal Reserve Bank of Chicago and is currently a member of the Economic Club of Chicago and the Commercial Club of Chicago.

Mary Jo S. Herseth has served on our Board of Directors since April 2019. Following more than three decades in the banking industry, Ms. Herseth retired as Senior Vice President and National Head of Banking of BMO Private Bank - U.S. in 2017, where she was responsible for BMO’s private banking line of business at a national level, including credit policy, credit approval and credit quality. Ms. Herseth’s banking experience includes extensive responsibilities in commercial banking and wealth management, primarily at LaSalle National Bank N.A. where she was Head of the Wealth Management Group prior to the sale of the bank to Bank of America. Ms. Herseth serves as a board member of Ride Illinois, as a board member and a member of various board committees of Thresholds, Inc., and as a Trustee and a member of various board committees of Dominican University. Ms. Herseth received her Bachelor’s degree in Finance from Northern Illinois University, and her Master of Business Administration degree from the Kellogg Graduate School of Management. Ms. Herseth is a member of The Economic Club of Chicago, and The Chicago Network. Ms. Herseth is a recipient of the National Association of Women Business Owners (NAWBO) corporate woman of achievement for 2011, as well as recognized as a Woman of Achievement by the Anti-Defamation League in 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR UNDER PROPOSAL ONE

Appointment of Robert R. Yohanan to Byline’s and Byline Bank’s Board of Directors

On May 30, 2018, the Byline Board of Directors appointed Robert R. Yohanan, who at that time was First Evanston's Chief Executive Officer, to the Board of Directors of Byline, to be effective upon completion of the merger of First Evanston with Byline. The appointment of Mr. Yohanan was contemplated by and made in accordance with the merger agreement.

Also in connection with the execution of the merger agreement, we entered into a services and covenant agreement (the “services agreement”) with Mr. Yohanan, which superseded his existing employment agreement and change in control agreement with First Evanston upon the effective time of the merger. The agreement provides that Mr. Yohanan's employment with First Evanston terminated upon the effective time of the merger and, for the period from the effective time of the merger until the third anniversary thereof, Mr. Yohanan will provide general advisory services and be available to consult on specific projects with respect to Byline's business and the integration of Byline and First Evanston as requested by the Chief Executive Officer of Byline.

In addition, pursuant to the services agreement, during such three-year period, Mr. Yohanan will serve three one-year terms (or until our Annual Meeting of Stockholders in 2021) as a member of the boards of directors of Byline (subject to election by Byline's stockholders beginning with our 2019 Annual Meeting of Stockholders) and Byline Bank. Accordingly, we appointed Mr. Yohanan as a director upon the closing of the merger for a term that expires at the 2019 Annual Meeting, and thereafter we will re-nominate him to the Board in each of 2019 and 2020, subject to election by our stockholders at each of our 2019 and 2020 Annual Meeting.

Board of Directors; Board Meetings; Committees and Membership

Composition of Our Board of Directors

Our Board of Directors currently has nine members. Under our Amended and Restated Certificate of Incorporation and By-Laws, the number of directors constituting our Board of Directors is fixed from time to time by resolution of the Board of Directors.  The Board met nine times during 2018. There are no family relationships among any of our directors and executive officers.

Board Leadership Structure, Qualifications and Diversity

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

When considering potential director candidates, our Board of Directors considers the candidate’s character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board of Directors. Our Board also considers the candidate’s service on boards of other companies and whether such service would impair the candidate’s ability to perform responsibly all director duties for Byline.  Our Board believes that a range of experience, knowledge and judgment, as well as a diversity of perspectives, geographic regions, gender, race and national origin on the Board, enhances the overall effectiveness of the Board.

Our Board of Directors does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the Board of Directors’ view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the Governance and Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Paracchini serving as our Chief Executive Officer and Mr. Herencia as Chairman of the Board, reinforcing the leadership role of our Board of Directors in its oversight of our business and affairs.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of our Board of Directors not later than the first anniversary date of our initial public offering, which occurred in June 2017. The rules of the NYSE, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our Board of Directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors has determined that Roberto R. Herencia, Phillip R. Cabrera, Mary Jo S. Herseth, William G. Kistner, Antonio del Valle

Perochena, Jaime Ruiz Sacristán and Steven M. Rull do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules. Our Board of Directors has determined that Mr. del Valle Perochena also satisfies the heightened independence requirements for compensation committee members, and that Messrs. Rull, Kistner and Cabrera also qualify as independent directors under the heightened independence requirements of Rule 10A-3 of the Exchange Act for members of the audit committee. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director.

Committees of Our Board of Directors

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, a Governance and Nominating Committee and a Risk Committee. The responsibilities of these committees are described below. Our Board of Directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The following table summarizes the current membership of each of the committees of the Board of Directors. Ms. Herseth was elected to our Board in April of 2019. She has not yet been appointed to any Board committees. Mr. Yohanan serves as a member of the Trust Committee of the Board of Directors of Byline Bank.

Governance and
	Audit	Compensation	Nominating	Risk
Director Name	Committee	Committee	Committee	Committee
Roberto R. Herencia				Member
Phillip R. Cabrera	Member	Member	Member	Member
William G. Kistner	Chair			Member
Antonio del Valle Perochena		Chair	Member
Jaime Ruiz Sacristán		Member	Chair	Member
Steven M. Rull	Member			Chair

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the Audit Committee:

•	appoints, evaluates and determines the compensation of our independent auditors;
•

review and approve the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, material weaknesses identified by outside auditors or the internal audit function and risk management issues;

•	prepares the Audit Committee report for inclusion in our proxy statement for our annual meeting;
•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	assists the Board of Directors in monitoring our compliance with applicable legal and regulatory requirements;
•	oversees investigations into complaints concerning financial matters, if any;
•	reviews other risks that may have a significant impact on our financial statements; and
•	annually reviews the Audit Committee charter and the committee’s performance.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. A copy of the committee’s charter is available on our website at www.bylinebancorp.com under the “Governance Documents” tab.

The Audit Committee is composed solely of members who satisfy the applicable independence, financial literacy and other requirements of the NYSE for audit committees, and at least one of its members is an “audit committee financial expert” as defined by the rules of the SEC, which is Mr. Kistner.  Messrs. Rull, Kistner and Cabrera also meet the heightened independence requirements of Rule 10A-3 of the Exchange Act, as did all former members of the Audit Committee who served on the Audit Committee during 2018. The Audit Committee held 17 meetings in 2018.

Compensation Committee.  The Compensation Committee sets and administers the policies that govern our executive compensation programs and is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers and directors. Among other things, the Compensation Committee:

•	reviews and approves the Company’s executive compensation structure, including salary, bonus, incentive and equity compensation;
•	reviews and approves objectives relevant to the compensation of the Chief Executive Officer and other executive officers;
•

evaluates performance against the objectives established for the Chief Executive Officer and determines and approves, or recommends to the Board for approval, the compensation of the Chief Executive Officer based on its evaluation;

•

makes recommendations to the Board with respect to the Company’s compensation plans that are subject to Board approval, discharges any responsibilities imposed on the Committee by any of these plans, and approves and recommends to the Board any new equity compensation plan or any material change to an existing equity compensation plan;

•	reviews, approves and makes recommendations to the Board concerning the compensation of the non-employee directors of the Company;
•	oversees and reviews periodically, as it deems appropriate, the administration of the Company’s employee benefits plans and any material amendments to such plans; and
•	evaluates performance in relation to the Compensation Committee charter.

Under the Compensation Committee’s charter, the Compensation Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.  In addition, it may delegate authority to the Chief Executive Officer to approve compensation applicable to non-executive level Company employees, provided that the Compensation Committee reviews and approves the Company’s compensation structures applicable to non-executive level employees on an annual basis.

In 2018, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) primarily to assist the Compensation Committee in determining and structuring executive compensation and to assess the market competiveness of the Company’s executive compensation program. The Compensation Committee has annually engaged Pearl Meyer for these and related services since 2014.  With respect to any advice provided to the Committee by Pearl Meyer, the Compensation Committee received a letter from Pearl Meyer addressing factors relevant to SEC and NYSE rules regarding independence and conflicts of interest. After considering the information provided by Pearl Meyer and other factors, no conflicts of interest with respect to Pearl Meyer were identified by the Compensation Committee, and the Compensation Committee concluded that Pearl Meyer was an independent consultant.

The Compensation Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. A copy of the committee’s charter is available on our website at www.bylinebancorp.com under the “Governance Documents” tab.  The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the NYSE as they apply to members of compensation committees. The Compensation Committee held four meetings in 2018.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Governance and Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Governance and Nominating Committee:

•

identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors, subject to any waivers granted by the Board, and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;
•	oversees management continuity planning;
•	leads the Board of Directors in its annual performance review; and
•	takes a leadership role in shaping the corporate governance of our organization.

The Governance and Nominating Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. A copy of the Committee’s charter, as well as a copy of the corporate governance guidelines is available on our website at www.bylinebancorp.com under the “Governance Documents” tab. The Governance and Nominating Committee is composed solely of members who satisfy the applicable independence requirements of the NYSE for governance and nominating committees. The Governance and Nominating Committee held four meetings in 2018.

Risk Committee.  The Risk Committee is responsible for overseeing our enterprise risk management policies, commensurate with our capital structure, risk profile, complexity, size and other risk related factors:

•	monitor our overall risk profile and review risk management policies;
•	monitor our process to identify, assess and manage risks that could prevent us from achieving our business objectives;
•	oversee actions relating to interest rate risk and liquidity risks;
•	oversee actions relating to the activities of our enterprise risk management oversight groups; and
•	facilitate communication among management, the Board of Directors and our enterprise risk management oversight groups.

The Risk Committee has adopted a written charter that specifies among other things, the scope of its rights and responsibilities. The Risk Committee held seven meetings in 2018.

In addition to the committees described above, the Board of Directors of Byline Bank also has an Executive Credit Committee, and aTrust Committee. The Executive Credit Committee provides oversight of our credit risk management function. This committee oversees the risk appetite, the development of policies, practices and systems for measuring credit risk and monitors the performance and quality of our credit portfolio. Mr. Cabrera is Chairman of the Executive Credit Committee, and the committee’s other members include Messrs. Herencia, Paracchini and Ruiz Sacristán. The Trust Committee provides oversight in implementing policies for the Bank’s Wealth Management and Trust department, as well as practices and controls sufficient to promote high quality fiduciary administration. Mr. Rull is Chairman of the Trust Committee, and the committee’s other members include Messrs. Cabrera, Herencia, Ruiz Sacristán and Yohanan.

Board Oversight of Risk Management

Our Board of Directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long term corporate success. Our Board of Directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board of Directors assuming a different and important role in overseeing the management of the risks we face.

The Risk Committee of our Board of Directors oversees our enterprise wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our Risk Committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management and approved by our Board of Directors. The Audit Committee of our Board of Directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting) and engaging as appropriate with our Risk Committee to assess our enterprise wide risk framework. The Compensation Committee of our Board of Directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee, in conjunction with our President and Chief Executive Officer and Director of Human Resources and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk taking by our employees. The Governance and Nominating Committee of our Board of Directors oversees risks associated with the independence of our Board of Directors and potential conflicts of interest.

Our senior management is responsible for implementing and reporting to our Board of Directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day to day basis. Our senior management is also responsible for creating and recommending to our Board of Directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board of Directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board of Directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Stockholder Engagement and Communicating with Our Board

We believe in proactive and transparent communication and engagement with our stockholders to promote an understanding of the values we maintain, our governance framework, the decisions we make and how me make them, our business strategy and our financial performance, and we welcome receiving communications from our stockholders regarding these matters.  Generally, the Board relies on the Chairman of the Board, the Chief Executive Officer and other executive officers to speak for the Company, and management is generally responsible for managing our corporate communications and investor relations activities.  Throughout the year, our Chairman, Chief Executive Officer and Chief Financial Officer regularly interact with significant stockholders regarding our performance, business strategy and other corporate matters.  From time to time, it may be appropriate for one or more of our non-executive directors to speak or meet with stockholders.  Any such communication would occur under the direction and oversight of the Chairman.

Stockholders may contact the Board or any committee of the Board about governance-related and executive compensation matters, or other matters specific to the Board’s oversight responsibilities.  Written correspondence may be directed to the Board at Byline Bancorp, Inc., Attention: Corporate Secretary, 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601.  Inquiries from stockholders directed to the Board will be received and processed by the Corporate Secretary before being forwarded to the Board, the appropriate Committee or a particular director as designated in the communication.

While we do not have a formal policy regarding our directors’ attendance at the Company’s annual or special meetings, our Board expects each director to attend, either in person or remotely via conference call, the Company’s Annual Meeting of Stockholders each year, absent extenuating circumstances.  All of our seven directors serving on the Board in 2018 at that time, attended our 2018 annual meeting.  We currently anticipate that all our directors will attend the Annual Meeting, either in person or remotely.  During 2018, each of our directors attended at least 75% of the meetings of the Board and Board committees on which they served.

Nominee Recommendations by Stockholders

Stockholders wishing to recommend persons for consideration by the Governance and Nominating Committee as nominees for election to the Board of Directors can do so by writing to the Governance and Nominating Committee at Byline Bancorp, Inc., Attention: Corporate Secretary, 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601.  Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. If all necessary information is provided, the Governance and Nominating Committee will then consider the candidate and the candidate's qualifications in the same manner as prospective nominees that are identified by the committee.  The Governance and Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination.

Any stockholder seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations described under the heading “Stockholder Proposals.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of Byline or Byline Bank. In addition, none of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other Board committee performing equivalent functions of any company or other entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. Our Board has also adopted a Code of Ethics for Financial Officers. A copy of each code is available upon written request to Corporate Secretary, Byline Bancorp, Inc., 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601 and on our website at www.bylinebancorp.com under the “Governance Documents” tab. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Director Compensation

The following table lists the individuals who served on our Board of Directors in 2018 and the compensation received in 2018 for their service as directors, other than with respect to Mr. Paracchini, our President and Chief Executive Officer, whose compensation as an officer of the Company is detailed in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement.  All compensation paid to directors is for their service on both the Byline Board of Directors and the Byline Bank Board of Directors.

				Omnibus
	Fees Earned			Incentive
	or		Option	Plan	All Other
Name	Paid in Cash(1)		Awards	Awards (3)	Compensation(4)	Total
Roberto R. Herencia(2)	$800,000		$-	$-	$22,484	$822,484
L. Gene Beube	100,000	(5)	—	—	—	100,000
Phillip R. Cabrera	116,250		—	—	—	116,250
William G. Kistner	54,583	(6)	—	—	—	54,583
Antonio del Valle Perochena	101,250		—	—	—	101,250
Steven M. Rull	77,500		—	—	—	77,500
Jaime Ruiz Sacristán	106,250		—	—	—	106,250
Robert R. Yohanan	218,750	(7)	—	—	63,863	282,613

(1)

Mr. Herencia received $400,000 in annual director fees for his service on the Byline Board of Directors and its committees. In addition, Mr. Herencia received an additional payment of $400,000 to compensate him for the extensive duties and responsibilities he has assumed as Chairman of the Board following the Company’s recapitalization transaction in 2013. His responsibilities include meeting with Byline’s executive officers and other members of management on a regular basis to ensure appropriate oversight of Byline’s business and meeting on a regular basis with regulators. The payment was paid in two equal installments in each of March 2018 and September 2018 to serve as an incentive for Mr. Herencia to maintain his roles at Byline. In addition, Mr. Beube received $12,500 for his service as Chair of the Executive Credit Committee (for a portion of the year) and $4,167 for his service as a member of the Audit Committee; Mr. Cabrera received $3,750 for his service as Chair of the Risk Committee, $5,000 for his service as a member of the Audit Committee and $7,500 for his service as Chair (for a portion of the year) and a member of the Executive Credit Committee; Mr. Del Valle Perochena received $1,250 for his service as Chair of the Compensation Committee; Mr. Rull received $1,250 for his service as a member of the Audit Committee and $1,250 for his service as Chair of the Risk Committee; Mr. Ruiz Sacristan received $5,000 for his service as a member of the Executive Credit Committee and $1,250 for his service as Chair of the Governance Committee; and Mr. Kistner received $4,583 for his service as a member and Chair of the Audit Committee (for a portion of the year).

(2)	Mr. Herencia has 428,988 options outstanding as of December 31, 2018, all of which are vested and exercisable.
(3)	There were no Omnibus Incentive Plan awards granted to non-employee directors during 2018 or outstanding as of December 31, 2018.
(4)

Reflects reimbursement for health insurance premiums and amounts paid for cell phone expenses for Mr. Herencia, and health insurance premiums, cell phone expenses, country club dues and automobile lease payments for Mr. Yohanan.

(5)	Mr. Beube retired from the Board in October, 2018.
(6)	Mr. Kistner was appointed as a Board member and Audit Committee member in April, 2018, and as the Audit Committee Chair in October, 2018.
(7)	See “Appointment of Robert R. Yohanan to Byline’s and Byline Bank’s Board of Directors”.

Byline Bancorp, Inc. Director Compensation Program

Our director compensation program provides the following compensation for non-employee members of our Board of Directors:

•	An annual cash retainer of $100,000 for directors who were serving on June 1, 2016 and $75,000 for all other directors;
•	An additional annual cash retainer of $5,000 for the Chair of the Risk Committee;
•	An additional annual cash retainer of $10,000 for the Chair of the Audit Committee;
•	An additional annual cash retainer of $5,000 for the Chair of the Compensation Committee;
•	An additional annual cash retainer of $5,000 for the Chair of the Governance and Nominating Committee;

•	An additional annual membership fee of $5,000 for each member of the Audit Committee and/or the Bank’s Executive Credit Committee;
•	An additional annual cash retainer of $15,000 for the Chair of the Bank’s Executive Credit Committee; and
•

An aggregate annual cash retainer of $400,000 for the Chairman of our Board of Directors, which includes the annual board retainer and all committee membership and committee chair retainers that the Chairman would otherwise be entitled to receive.

The Chairman of the Board of Directors will also receive an additional payment of $400,000, payable in two equal installments in March and September of each year subject to continued service through such dates, to compensate the Chairman for the extensive duties and responsibilities assumed following the Company’s recapitalization transaction in 2013. The Chairman’s responsibilities include meeting with Byline’s executive officers and other members of management on a regular basis to ensure appropriate oversight of Byline’s business and meeting on a regular basis with regulators. The annual payment also serves as an incentive for the Chairman to maintain his role at Byline.

We also reimburse all directors for reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of their duties as directors. Additionally, the Chairman of the Board is reimbursed for cell phone services, two business-related club memberships and certain medical and health insurance expenses.

Directors agree, in connection with their service as directors, that they will not, without the prior consent of Byline, directly or indirectly, provide any material services to any other banking entity which competes in any material respect with Byline and its subsidiaries as long as they serve as a director of Byline (other than services disclosed in writing prior to the adoption of the director compensation program).

Notwithstanding the above, any director who is an officer of Byline will not receive any director compensation.

Proposal 2:
Ratification of Independent Registered Public Accounting Firm

Under its charter, the Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, subject to stockholder approval, and has direct responsibility for the compensation and oversight of such firm.  Our independent registered public accounting firm for the fiscal year ended December 31, 2018 was Moss Adams LLP (“Moss Adams”) and the Audit Committee has engaged Moss Adams for the fiscal year ending December 31, 2019.

Accordingly, the Board is submitting for ratification by our stockholders at the Annual Meeting the appointment of Moss Adams as our independent registered public accounting firm for the fiscal year ending December 31, 2019.  Moss Adams has served as our independent auditor since 2013.  In considering the reappointment of Moss Adams for 2019, the Audit Committee reviewed, among other considerations, the quality of services provided, both historically and on the most recent audit; Moss Adams’ capability and expertise, particularly with respect to the financial services industry and its resources; the communication and interaction by Moss Adams’ audit team with the Audit Committee and management; the firm’s independence, objectivity and professional skepticism; and the appropriateness of Moss Adams’ fees.

The Board has invited representatives of Moss Adams to be present at the Annual Meeting, and expects that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Moss Adams LLP

The following is a summary and description of the aggregate fees for professional services provided by Moss Adams to the Company and its subsidiaries for the fiscal years ended December 31, 2018 and 2017, as well as all out-of-pocket costs incurred in connection with these services that were billed to the Company.

	2018	2017
Audit Fees	$614,000	$1,101,500
Audit-Related Fees	29,500	22,000
Tax Fees	—	14,500
All Other Fees	—	—
Total	$643,500	$1,138,000

________________

Audit Fees.  Audit fees consist primarily of fees and expenses for the audits of the Company’s annual consolidated financial statements as well as the review of interim condensed consolidated financial information included in the Company’s reports filed with the SEC.  Also included are fees for services normally provided by an independent auditor in connection with statutory and regulatory filings.  For 2017, fees include services associated with the filing our Registration Statement on Form S-1 and related comfort letter procedures in connection with our IPO.

Audit-Related Fees.  Audit-related fees consist primarily of fees related to the audit or review of our financial statements, including internal control reviews, as well as for the audit of the financial statements of our 401(k) plan.

Tax Fees.  Tax fees consist primarily of fees related to corporate tax compliance.  For 2018 and 2017, tax fees reflect fees billed in 2018 and 2017 for income tax return services provided in 2017 and 2016.

Audit Committee Preapproval Policies and Procedures

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee.  Pursuant to the Audit Committee charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  In connection with the pre-approval of any permissible tax services or services related to internal control over financial reporting, the Audit Committee charter provides that the Audit Committee will discuss with the independent public accounting firm the potential impact on the firm’s independence in providing such services. Any pre-approval is subject to receipt of details as to the service or category of services to be provided and the provision of supporting documentation at the time of approval.  The Audit Committee may delegate pre-approval authority to one or more of its members.  Such member must report any decisions to the Audit Committee at the next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS llp AS THE COMPANY’S INDEPENDENt REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and is composed of directors that are “independent” as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act.  The Audit Committee operates under a written charter approved by the Board of Directors and held seventeen meetings during fiscal year 2018. A copy of the charter is available on the Company’s website at www.bylinebancorp.com under the “Governance Documents” tab.

Management is responsible for the Company’s internal control over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Company’s internal audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the 2018 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the Company’s 2018 audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2018 filed with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

William G. Kistner (Chair)

Phillip R. Cabrera

Steven M. Rull

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Introduction

The objective of our executive compensation program is to attract, retain, and motivate leaders who are committed to executing on our business strategy and creating long-term value for our stakeholders. To help us achieve these objectives, the Compensation Committee has designed an executive compensation program that consists of fixed and variable pay elements in the form of base salaries, annual cash and long-term equity incentives. The program is built on a foundation of best-in-class compensation governance practices and policies:

•	We link a significant portion of compensation to performance using short-term (cash) and long-term (equity) compensation to encourage both proactivity and long-term sustainability.
•	We employ a variety of performance metrics to deter excessive risk-taking by eliminating any incentive focus on a single performance goal.
•	We have built in appropriate levels of discretion to adjust incentive payouts if results are not aligned with credit quality, regulatory compliance or leading indicators of future financial results.
•	We maintain stock ownership and retention guidelines for our executives and directors.
•	We grant equity awards that have “double-trigger” equity vesting provisions upon a change in control.
•	We do not provide significant perquisites.
•	We engage an independent compensation consultant.
•	We have a clawback policy.
•	We prohibit hedging and pledging of our stock by our directors and executive officers

As we continue to grow, the Compensation Committee will continue to review and adjust (when appropriate) the design of the executive compensation program to ensure it remains aligned with our business objectives, talent strategy and market practices.

Summary Compensation Table

The named executive officers of Byline Bancorp, Inc. as of December 31, 2018, are Alberto J. Paracchini, our President and Chief Executive Officer, Lindsay Corby, our Executive Vice President and Chief Financial Officer, and Bruce Lammers, Executive Vice President, President, Small Business Capital. The following summary compensation table presents compensation awarded in the fiscal years ended December 31, 2016, 2017 and 2018 to our named executive officers or paid to or accrued for those executive officers for services rendered during fiscal years 2016, 2017 and 2018. All share and option information in this section reflects our reincorporation from Illinois to Delaware in connection with our initial public offering in 2017, and the resulting exchange of one share of Byline Bancorp, Inc. Delaware common stock for every five shares of Byline Bancorp, Inc. Illinois common stock.

					Omnibus
				Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Alberto J. Paracchini	2018	$491,667	$216,654	$-	$222,151	$11,227	$941,699
President and Chief	2017	450,000	225,000	—	201,800	35,288	912,088
Executive Officer	2016	375,000	281,250	—	—	20,806	677,056

Lindsay Corby	2018	301,667	119,842	—	114,012	11,139	546,660
Chief Financial Officer	2017	285,000	114,000	—	151,350	28,386	578,736
	2016	265,000	136,475	—	—	13,834	415,309
				—	—
Bruce Lammers	2018	450,000	56,250	—	—	31,981	538,231
President of Small Business Capital	2017	450,000	84,375	—	—	52,287	586,662
	2016(5)	90,289	33,057	697,376	—	3,496	824,218

(1)	The amounts in this column represent earned annual cash incentive awards under the Byline Executive Incentive Plan.
(2)

The amounts in this column represent the grant date fair value, as determined in accordance with FASB ASC Topic 718 using the valuation methodology for stock options set forth in Note 19 to the Company’s consolidated financial statements as of and for the years ended December 31, 2018, 2017 and 2016 of awards of stock options granted pursuant to the Byline Bancorp Equity Incentive Plan. At the time of grant, 50% of the options were subject to performance based vesting conditions and 50% were subject to time based vesting conditions, as described below under “Stock Options Awarded under the Byline Bancorp Equity Incentive Plan.”

(3)

Represents the dollar value of shares of restricted stock that were awarded under the Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan. Shares awarded in 2018 were based on executives’ performance during 2017. 50% of the shares vest one-third on each of the first, second and third anniversaries of the Grant Date. The remaining 50% of the shares granted are subject to the achievement of the Performance Goals during the Performance Period beginning on January 1, 2018, and ending on December 31, 2020. The number of shares which may be earned under the award is dependent upon Byline’s return on average assets over the three-year period ending December 31, 2020. The restricted shares awarded in 2017 were in connection with our initial public offering. These shares cliff vest on the third anniversary of the date of grant, subject to continued employment.

(4)	The items comprising “All Other Compensation” for 2018 are as follows:
		Contributions
		to Defined
	Perquisites and	Contribution	Insurance
Name	Other Benefits	Plans(a)	Premiums(b)	Total
Alberto J. Paracchini	$—	$11,000	$227	$11,227
Lindsay Corby	—	11,000	139	11,139
Bruce Lammers	23,698	8,076	207	31,981

(a)	Reflects company contributions under the Byline Bancorp, Inc. 401(k) Plan consistent with company policy for all Byline employees.

(b)

Reflects life insurance premiums paid for the benefit of each of our named executive officers that result in imputed income attributable to the officer consistent with company policy for all Byline employees.

(5)	Mr. Lammers became an executive officer of Byline in October 2016 in connection with the Company’s acquisition of Ridgestone Financial Services, Inc.

Narrative Disclosure to Summary Compensation Table

Base salary

Each named executive officer’s base salary is a fixed component of compensation for each year for performing specific job duties and functions. The total base salaries earned by our named executive officers in fiscal years 2016, 2017 and 2018 are disclosed in the Summary Compensation Table above.

Base salaries for our named executive officers are reviewed annually by the Compensation Committee. Messrs. Paracchini’s and Lammers’ base salaries were initially established pursuant to their employment agreements with Byline Bank, as described under “Employment agreements with Messrs. Paracchini and Lammers” below, but are subject to review and approval of the Compensation Committee.

Annual incentive

Our named executive officers participate in Byline’s Executive Incentive Plan, which was adopted by the Company in 2014 and is an annual incentive plan under which earned awards are determined following the end of each year based on corporate and individual achievement during the year. Results are assessed against performance goals and targets that are established for the fiscal year; for Mr. Paracchini and Ms. Corby, for each of 2016, 2017 and 2018, corporate goals were weighted 70% and individual performance goals were weighted 30%. Named executive officers can earn up to a maximum of 150% of their target annual incentive awards and annual incentive awards may be as low as 0% if the Company’s performance target is not met. The Compensation Committee has discretion to enhance the awards for our named executive officers above the amounts earned based on corporate and individual performance, as well as to adjust incentive payouts if results are not aligned with credit quality, regulatory compliance or leading indicators of future financial results.  Executives must be employed on the date of payment in order to receive payment of an earned award.

In 2018, target annual cash incentives under the Executive Incentive Plan for each of our named executive officers was a percentage of the named executive officer’s base salary. The target for Mr. Paracchini was 50%, the target for Ms. Corby was 40%, and the target for Mr. Lammers was 25% of base salary. The annual cash incentives awarded for 2018 performance were: $216,654 for Mr. Paracchini (representing achievement at 87%); $119,842 for Ms. Corby (representing achievement at 98%); and $56,250 for Mr. Lammers (representing achievement at 50%).

Long-term incentive

Starting in 2018, the named executive officers participate in a newly-designed Long-term Incentive Program (“LTIP”) that provides a variable pay opportunity through a combination of performance shares and restricted stock. The program is designed to reinforce the long-term alignment of the Company’s executives with the interests of our stockholders. Performance shares are intended to strengthen our pay-for-performance philosophy while time-vested restricted stock is granted to promote share ownership and executive retention.

The target for Mr. Paracchini is 50%, the target for Ms. Corby is 40%, and the target for Mr. Lammers is 25% of base salary. All awards under the LTIP are granted through the Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan.

•

Time-based Restricted Stock – 50% of the shares are awarded with a service-based vesting schedule.  Awards vest equally over three years on the anniversaries of the grant date.  Awards vest automatically upon 1) death, 2) termination of employment due to disability and 3) termination upon the completion of a change-in-control.

•

Performance Shares – 50% of the shares are awarded with performance-based vesting criteria.  Vesting is dependent on the achievement of specified goals and is generally measured at the end of a three-year performance period (“Performance Period”).  However, the goal measurement for the 2018 – 2020 Performance Period is slightly different and is described below. At the end of the Performance Period, the Committee will determine the level of goal obtainment and determine the number of Performance Shares that actually vest.

Unless stated otherwise in the award agreement, upon 1) death, 2) termination of employment due to disability and 3) retirement, the Participant receives an award based on actual performance at the end of the Performance Period, prorated for the period of time in which the Participant was actively employed. Awards continue to vest upon a change-in-control if the successor entity assumes the existing awards. If a Participant is terminated within one year of the completion of a change-in-control, Performance Shares vest at target-level performance, without proration.  Similarly, if the successor entity does not assume the existing awards, the Performance Shares vest at target-level performance, without proration.

Return on assets (ROA), defined as net income as a percent of average assets, was approved by the Compensation Committee as the Corporate metric for the 2018 – 2020 LTIP.  For this Performance Period, there are two allocations of shares to account for the effects of the First Evanston Bancorp, Inc. acquisition on ROA in 2018.  One-third is based on achieving a company-specific ROA for 2018.  Earned awards will vest at the end of the Performance Period.  Two-thirds will vest based on relative ROA using an index of banks that are 50% to 200% the size of Byline.  Performance will be measured at the end of the Performance Period.  Threshold, target and superior performance levels are set at the 25th, 50th and 75th percentiles of the peer index, respectively.

Our NEOs may earn 25% of their target opportunity for threshold-level performance and up to 125% of their target opportunity (2018 goal) and 150% of their target opportunity (2019 – 2020 goal) for superior-level performance. Amounts between threshold and superior are interpolated to reward incremental achievement and no amounts are paid with respect to a particular performance metric if actual results are below threshold.

IPO Awards

In connection with our Initial Public Offering (“IPO”) in 2017, the Board of Directors approved the award of a one‑time grant of 58,900 restricted shares under the Byline Bancorp, Inc. 2017 Omnibus Incentive Compensation Plan to certain key employees, including Mr. Paracchini and Ms. Corby, upon the completion of the IPO. Mr. Paracchini received an award of 10,000 restricted shares (valued at $201,800) and Ms. Corby received an award of 7,500 restricted shares (valued at $151,350).

The award agreements for the IPO awards provide that 100% of the restricted shares will cliff vest on the third anniversary of the grant date, subject to continued employment. On a termination of employment by reason of death or disability or a change in control, the restricted shares will vest in full and all transfer restrictions will immediately lapse.

Stock options awarded prior to 2018 under the Byline Bancorp Equity Incentive Plan

In March 2015, the Board of Directors approved the Byline Bancorp Equity Incentive Plan (the “Byline Equity Plan”). In June 2017, the Board of Directors terminated the Byline Equity Plan in connection with our July 2017 IPO, such that no new awards may be made under the Byline Equity Plan. Awards previously granted under the Byline Equity Plan, however, remain outstanding. The Byline Equity Plan is administered by the Compensation Committee. Prior to the plan’s termination, the Compensation Committee had discretion to grant stock options under the Byline Equity Plan to eligible employees, non-employee members of the Board of Directors or other persons having a service relationship with the Company.

Mr. Paracchini and Ms. Corby were granted awards of stock options under the Byline Equity Plan on June 26, 2015 (each, a “2015 Option Award”) in the following amounts: 428,988 options for Mr. Paracchini, and 97,496 options for Ms. Corby. Pursuant to their stock option award agreements, the 2015 Option Award was divided into equal amounts of (1) options with time based vesting conditions (“Time Options”) and (2) options with performance based vesting conditions (“Performance Options”). The Time Options were designed to vest based on a participant’s continued employment, with 20% vesting annually beginning on the first anniversary of June 28, 2013, the effective date of the Company’s recapitalization transaction (the “Recapitalization”). The Performance Options vest based on the achievement of four performance criteria: (1) adversely classified assets as a percent of each of Tier 1 capital and allowance for loan and lease losses (the “Adversely Classified Assets Goal”); (2) return on average assets; (3) outstanding memorandums of understanding or consent orders (the “MOU Goal”); and (4) internal rate of return for stockholders holding the Company’s common stock as of the Recapitalization. Upon the achievement of the applicable performance criteria, Performance Options are treated as Time Options and vest based on a participant’s continued employment, with 20% vesting annually beginning on the first anniversary of the Recapitalization (with credit for time vesting already completed as of the date the performance criteria are achieved). As of December 31, 2016, Byline achieved the Adversely Classified Assets Goal and the MOU Goal. Accordingly, as of December 31, 2016, 128,696 of the Time Options and 42,894 of the Performance Options granted to Mr. Paracchini were vested, and 29,249 of the Time Options and 9,748 of the Performance Options granted to Ms. Corby vested. As of December 31, 2017, Byline achieved the remaining Performance Options goals, the Return on Average Assets Goal and the Investor Rate of Return Goal. Accordingly 171,595 and 38,999 of the Time Options and 171,596 and 38,998 of the Performance Options granted to Mr. Paracchini and Ms. Corby vested, respectively.

Mr. Lammers was granted an award of 182,400 stock options under the Byline Equity Plan on October 14, 2016 (the “2016 Option Award”). Pursuant to Mr. Lammers’ stock option award agreement, the vesting of the 2016 Option Award is based on the achievement of certain performance objectives over a three year period and vests and becomes exercisable in three installments in 2017, 2018 and 2019, based on Mr. Lammers’ achievement of applicable performance objectives as described below and Mr. Lammers’ continuous employment through December 31 of the respective year. The vesting of the 2016 Option Award is based on the following four performance criteria specific to the Small Business Capital operations: (1) net income, (2) return on allocated equity, (3) non-accrual loans to total loans, and (4) classified assets ratio. To the extent that performance during the applicable fiscal year meets the “Threshold” level, as established by Byline’s Chief Executive Officer and approved by the Board (or a Committee thereof), 16.67% of the shares covered by the 2016 Option Award vest, and to the extent that performance during the applicable fiscal year meets the “Target” level, as established by Byline’s Chief Executive Officer and approved by the Board, 33.33% of the shares covered by the 2016 Option Award vest. As of December 31, 2017, the Small Business Capital business unit achieved Target performance for three of the four performance criteria. Accordingly, as of December 31, 2017, 45,600 shares of the 2016 Option Award granted to Mr. Lammers vested. As of December 31, 2018, the Small Business Capital business unit achieved Threshold performance for one of the four performance criteria. Threshold performance was not met for the remaining three criteria. Accordingly, 7,000 of the shares of the 2016 Option Award would have vested. However, the Compensation Committee exercised its discretion to deem 30,400 of the shares vested (100% of Threshold performance for all four measures) based on the Small Business Capital unit’s contribution to Byline’s  results and profitability and its high level of loan originations and guaranteed loan sales during 2018.

Following a “change in control”, if an option holder’s employment is terminated without “cause” or the option holder terminates employment for “good reason”, in each case within 12 months after such “change in control”, the unvested portion of the Time Options will become immediately vested and exercisable and the Performance Options will only remain subject to the applicable performance conditions, which will be measured at the normal time. Following a “special change in control”, the Time Options will become immediately vested and exercisable and the Performance Options will only remain subject to achievement of the applicable performance goals measured at the time of the “special change in control.”

“Change in control” generally means: (1) any person other than a fiduciary holding shares under an employee benefit plan or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the beneficial owner of more than 50% of both the total voting power of the then outstanding shares (“Voting Stock”) and the fair market value of the outstanding shares of capital stock of the Company (“Economic Stock”); (2) the consummation of a reorganization, merger or consolidation, or the sale or other disposition of all or substantially all of the assets of the Company unless all or substantially all of the individuals and entities who were the beneficial owners of both the Voting Stock and Economic Stock beneficially own, directly or indirectly, more than 50% of either (A) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction or (B) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the transaction in substantially the same proportions as their ownership, immediately prior to the transaction, of the Voting Stock and Economic Stock (combined); or (3) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Special change in control” generally means a “change in control”, other than by plan of complete liquidation or dissolution, where in addition, either (1) the beneficial owners of at least 25% of the Voting Stock and the Economic Stock, in the aggregate, held by the beneficial owners holding all of the Voting Stock and the Economic Stock on June 28, 2013 receive in such transaction either cash or securities that are publicly traded on a securities exchange (and not restricted for more than 30 days other than pursuant to applicable law or regulation); or (2) such transaction satisfies the definition of a “change in control” above with “70%” replacing “50%” each time it appears.

“Cause” is defined in the employment agreement for each of Messrs. Paracchini and Lammers (described below under “Employment Agreements with Messrs. Paracchini and Lammers”). For Ms. Corby, “cause” generally means: (1) willful and continued failure to substantially perform duties; (2) willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of duties and responsibilities; (3) commission of a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (4) willful violation of a material requirement of any applicable code of ethics or standards of conduct of Byline or Byline Bank or fiduciary duty; or (5) a breach of the Agreement Protecting Company Interests (described below under “Employment Agreements with Messrs. Paracchini and Lammers”).

“Good reason” is defined in the employment agreement for each of Messrs. Paracchini and Lammers. If an option holder is not a party to an employment agreement, the option award agreement does not provide a right to terminate employment for “good reason” following a change in control. Ms. Corby is not party to an employment agreement.

In the event that the option holder’s employment were to terminate due to his or her death, disability or retirement (as such terms are used and defined in the applicable award agreements), (i) any unvested Time Options would become 100% vested and exercisable and (ii) any unvested Performance Options would become 100% time vested and thereafter exercisable upon satisfying the respective performance goals, or would be forfeited if not becoming satisfied, in accordance with their terms.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2018, our named executive officers held outstanding equity‑based awards of the Company as listed in the table below.

Name	Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price	Option Exercise Date(2)	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Number of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alberto J. Paracchini	6/26/2015	428,988	—	—	$11.18	6/26/2025	7/6/2017	10,000	$201,800	—	—
							4/23/2018	4,842	111,075	—	—
							4/23/2018	—	—	4,842	$111,075

Lindsay Corby	6/26/2015	97,496	—	—	$11.18	6/26/2025	7/6/2017	7,500	151,350	—	—
							7/6/2017	2,485	57,006	—	—
							4/23/2018	—	—	2,485	$57,006

Bruce Lammers	10/14/2016	76,000	—	60,800	$16.25	10/14/2026	—	—	—	—	—

(1)

These options were granted pursuant to the Byline Equity Plan and are earned based on the achievement of performance goals, as described under “Stock Options awarded under the Byline Bancorp Equity Incentive Plan” above and, except with respect to certain qualifying terminations, the participant’s continued employment on the date of such achievement.

(2)

The options may expire earlier than the expiration date listed in the case of termination of employment, a participant’s breach of their Agreement to Protect Company Interests, a change in control or the suspension or termination of the Byline Equity Plan by the Byline Board of Directors.

Employment agreements with Messrs. Paracchini and Lammers

Byline Bank previously entered into an employment agreement with Mr. Paracchini, which became effective on January 21, 2016. Byline Bank also entered into an employment agreement with Mr. Lammers, which became effective on October 14, 2016, in connection with our acquisition of Ridgestone. Mr. Paracchini’s agreement is for an initial term of three years and the initial term of Mr. Lammers’ agreement runs until December 31, 2019. Each agreement also includes automatic one year extensions at the end of each year following the initial term unless notice of termination is provided. Mr. Paracchini’s agreement automatically renewed for an additional year in January of 2019. During the term of their respective agreements, Mr. Paracchini serves as President and Chief Executive Officer, reporting to the Board of Directors of Byline Bank, and Mr. Lammers serves as Executive Vice President of Byline Bank and President of the bank’s Small Business Capital unit, reporting to the Chief Executive Officer of Byline Bank. Material terms of the employment agreements include: for Mr. Paracchini, an annual base salary of $350,000 (which has since been increased and is $565,000 as of February 16, 2019), participation in the Executive Incentive Plan, with a target annual bonus of 50% of his annual base salary, and participation in the Byline Equity Plan; and for Mr. Lammers, an annual base salary of $450,000, participation in the Executive Incentive Plan with a target annual bonus of 25% of his annual base salary, and participation in Byline’s long term incentive program.

Messrs. Paracchini’s and Lammers’ employment agreements also include severance benefits that are, in each case, subject to signing a release. If Byline Bank terminates the executive without “cause” (and not due to disability) or the executive resigns for “good reason”, the executive will be entitled to: (1) one and a half times (for Mr. Paracchini) or one times (for Mr. Lammers) the sum of (A) his then current annual base salary; and (B) the excess of the applicable COBRA premiums for health, dental and vision benefits on the date of termination (provided that he elects COBRA continuation coverage) over the amount of health, dental and vision premiums charged to active employees of Byline for like coverage on the date of termination, payable in cash in installments over 18 months (for Mr. Paracchini) or 12 months (for Mr. Lammers) following termination of employment, and (2) a pro rata bonus for the year of termination based on actual performance and paid following the end of the fiscal year. In the event the executive is terminated without “cause” (and not due to disability) or the executive voluntarily resigns for “good reason” within two years (for Mr. Paracchini) or one year (for Mr. Lammers) following a “change in control”, he will be entitled to each of the severance payments described above plus one and a half times (for Mr. Paracchini) or two times (for Mr. Lammers) the higher of the two immediately preceding completed fiscal years’ earned bonus (for Mr. Paracchini) or cash bonus (for Mr. Lammers), with all amounts other than the pro rata bonus payable in a lump sum following termination of employment. In the event of a “special change in control” (for Mr. Paracchini), regardless of whether employment is terminated, Mr. Paracchini is entitled to each of the severance payments described above for a qualifying termination following a “change in control” with such pro rata bonus being paid based on achievement of applicable performance goals through the date of the “special change in control” (as opposed to through the end of the fiscal year).

“Cause” generally means: (1) willful and continued failure to perform substantially your duties; (2) willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of your duties and responsibilities; (3) being charged with a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (4) willful violation of a material requirement of any applicable code of ethics or standards of conduct of Byline or Byline Bank, or violation of a fiduciary duty to Byline (in the case of Mr. Paracchini) or Byline Bank; or (5) a breach of the Agreement Protecting Company Interests (for Mr. Paracchini) or a breach of the confidentiality, non-competition and non-solicitation, assignment of inventions or non-disparagement covenants contained in Mr. Lammers’ agreement (for Mr. Lammers).

“Good reason” generally means: (1) any material reduction in base salary; (2) any material adverse change in title, position, authority, reporting relationships or duties; (3) the requirement to relocate the principal place of employment to a location in excess of thirty five (35) miles from his principal work location (for Mr. Paracchini) or thirty five (35) miles from Byline Bank’s Small Business Capital unit location in Brookfield, Wisconsin or twenty five (25) miles from Byline Bank’s Small Business Capital unit location in Schaumburg, Illinois (for Mr. Lammers) on the date of the employment agreement; or (4) the failure to nominate to, or removal from, the Board of Directors of Byline Bank (for Mr. Paracchini).

“Change in control” and “special change in control” (for Mr. Paracchini) are defined consistent with the definitions provided under “Stock Options Awarded under the Byline Bancorp Equity Incentive Plan” above.

Each employment agreement also provides that in the event employment terminates due to death or Disability (as such term is defined in the agreements), Mr. Paracchini or Mr. Lammers, as the case may be, or their respective estates, would be entitled to receive, in addition to any accrued but unpaid compensation or benefits, any unpaid bonus earned under the Executive Incentive Plan with respect to any fiscal year ending on or preceding the date of termination and a pro rata portion of his Executive Incentive Plan bonus for the fiscal year in which the termination occurs, payable at the time that such bonuses are paid to other senior executives for such year.  In addition, with respect to Mr. Paracchini, in the event of his death, his beneficiary would be entitled to a lump sum cash amount equal to 200% of his base salary but not exceeding $750,000, which benefit may be provided through the purchase of a life insurance policy.

As a condition to their respective employment agreements, Mr. Paracchini entered into an Agreement Protecting Company Interests with Byline and Byline Bank, and Mr. Lammers agreed to certain restrictive covenants in his employment agreement with Byline Bank relating to confidentiality, non-competition and non-solicitation, assignment of inventions and non-disparagement. The Agreement Protecting Company Interests (for Mr. Paracchini) and the restrictive covenants in Mr. Lammers’ agreement (for Mr. Lammers) contain (1) a confidentiality provision regarding the use and disclosure of confidential information during the term of employment and after, (2) a customer and employee non solicit during employment for eighteen (18) months following termination of employment (for Mr. Paracchini) and twelve (12) months (for Mr. Lammers), and (3) assignment of inventions and non-disparagement provisions.

Savings and Retirement Plans

Byline maintains the Byline Bancorp, Inc. 401(k) Plan (the “401(k) Plan”), which is a tax qualified defined contribution savings plan for all eligible employees of Byline, including each of our named executive officers. Under the 401(k) Plan, eligible employees may contribute up to 90% of their pay (subject to Internal Revenue Service limitations) to the 401(k) Plan. Contributions are withheld by payroll deductions on a pre-tax basis. Byline matches 100% of the first 3% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan and 50% of the next 2% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan. Messrs. Paracchini and Lammers and Ms. Corby are eligible for such matching contributions. Participants are 100% vested in their pre-tax contributions and, upon completion of three years of service, the employer matching contributions. Each of our named executive officers is fully vested in their employer matching contributions.

Stock Ownership and Retention Guidelines

Overview. In an effort to align the financial interests of our executive officers and directors with those of our stockholders and to promote our long-term business objectives, our directors and executive officers are subject to certain stock ownership and retention requirements pursuant to guidelines established by our Board and administered by the Compensation Committee.

Under these ownership guidelines, our non-employee directors, CEO and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level within five years of their election or appointment.  It is expected that they will acquire the required ownership level by retaining ownership of their equity compensation from the Company.  Until the required level is achieved, the individual must retain at least 50% of his or her vested full value shares received as equity compensation.

Minimum Ownership Guidelines Applicable to Our Executive Officers. Under the guidelines, our  CEO is expected to own a minimum number of shares of our common stock with an aggregate value equal to three times his base salary. Our other executive officers are required to own a minimum number of shares of our common stock with an aggregate value equal to one time their base salary

Minimum Ownership Guidelines Applicable to Our Directors. Directors are required to own a minimum number of shares of our common stock with an aggregate value equal to three times the amount of the Board cash retainer.

Satisfaction of Minimum Ownership. Individuals may satisfy the ownership guidelines by  owning shares of our common stock in the following categories:

•	Shares owned directly;
•	Shares owned indirectly (e.g., by a spouse or a trust) if the individual has a pecuniary interest in such shares;
•	Time vested restricted stock and/or restricted stock units, or phantom stock payable in shares, granted under the Company’s incentive plans or other equity compensation arrangements; or
•	Unexercised stock options that are vested and in-the-money.

Unearned performance shares are not counted toward meeting the guidelines.

Directors and executive officers are expected to accumulate the minimum number of shares of our common stock to satisfy the ownership guidelines over a five-year period. Progress and compliance in achieving the minimum ownership guidelines is reviewed at the end of each calendar year and reported to the Compensation Committee during the first quarter of the following year. The value of a person’s holdings is based on the closing price of our common stock for the last trading day of the year (the “Determination Date”).

Compliance with the Guidelines. If an individual is not in compliance with the guidelines at any Determination Date, he or she must retain 50% of his or her vested full value shares of our common stock acquired through our incentive plans or other equity compensation arrangements after such Determination Date. In addition, he or she will be prohibited from selling shares of our common stock acquired after such Determination Date by exercising stock options, other than in order to pay the exercise price of the stock option and any applicable tax withholding. Non-compliance with the guidelines may result in adjustments to the amount of any incentive-based equity compensation that an individual would otherwise be entitled to under the Company’s equity incentive plans.

The Committee has the discretion to enforce the stock ownership and retention guidelines on a case-by-case basis and to make changes as it deems appropriate.

Incentive Repayment (Clawback) Policy

We have a clawback policy that, in the event of a restatement of our financial statements to correct a material non-compliance with any applicable financial reporting requirement, allows the Compensation Committee to seek recovery or forfeiture from any executive officer of the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results if the Compensation Committee determines that the executive engaged in intentional fraud or gross misconduct or was otherwise directly or indirectly responsible for the restatement.

Hedging and Pledging Policy

Consistent with our Board’s belief that significant stock ownership by directors and executive officers strengthens the alignment of their interests with our stockholders and promotes our long-term business objectives, we do not permit our directors and executive officers to enter into hedging and monetization transactions or to engage in short sale transactions in the Company’s securities. We believe that such transactions can mitigate or eliminate the economic risk of ownership and disincentivize such individuals from seeking to improve the Company’s performance and, consequently impair their alignment with our stockholders’ interests.

We also do not permit our directors and executive officers to enter into pledge arrangements involving their shares of our common stock. We believe such arrangements present a risk that the individual could be pressured or forced to sell our stock to meet loan requirements, which we believe would be inconsistent with our belief in aligning their interests with long-term stockholder interests, and potentially could cause us reputational harm and violate internal policies regarding transacting in our stock when such person is aware of material nonpublic information or otherwise prohibited from trading in our stock.

Certain Relationships and Related Transactions

Byline or one of its subsidiaries may occasionally enter into transactions with certain “related persons”. Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions”.

Related Party Transaction Policy

Our Board of Directors has adopted a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy provides that related party transactions are reviewed and, if deemed appropriate, approved or ratified by our Audit Committee. Upon determination by our Audit Committee that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among other relevant factors, whether the related party transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy before it was entered into, our Audit Committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

A copy of the related party transaction policy is available on our website at www.bylinebancorp.com under the “Governance Documents” tab.

Certain Related Party Transactions

On March 24, 2016, we issued and sold 1,541,585 shares of common stock to MBG Investors I, L.P., a 5% stockholder, and received $25,050,764 for the sale of such securities. Mr. del Valle Perochena, one of our directors, had a pecuniary interest of $4,164,689 in this transaction based on his 16.625% ownership interest in MBG Investors I, L.P. On September 30, 2016, we issued and sold 658,740 shares of common stock to MBG Investors I, L.P. and we received $10,704,532 for the sale of such securities. Mr. del Valle Perochena had a pecuniary interest of $1,779,628 in this transaction based on his 16.625% ownership interest in MBG Investors I, L.P.

On March 24, 2016, we issued and sold 217,137 shares of common stock to ECR Holdings, S.A. de C.V., a 5% stockholder, and we received $3,528,489 for the sale of such securities. On September 30, 2016, we issued and sold 92,199 shares of common stock to ECR Holdings, S.A. de C.V. and we received $1,498,235 for the sale of such securities.

On March 24, 2016, we issued and sold 8,617 shares of common stock to Roberto Herencia, one of our directors, and we received $140,000 for the sale of such securities. On September 30, 2016, we issued and sold 3,585 shares of common stock to Mr. Herencia, and we received $58,260 for the sale of such securities.

On December 31, 2016, the Joann R. Rull Irrevocable Trust purchased 250 shares of Series F preferred stock (which were exchanged for series B preferred stock of Byline Delaware in the Reincorporation), and we received $250,000 for the sale of such securities. Steven M. Rull, one of our directors, is the trustee of the trust and his immediate family members are the beneficiaries.

Other Related Party Transactions

In the ordinary course of our business, we have engaged and expect to continue engaging through our bank in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us.

Foreign National Commitments and Passivity Commitments

Certain of our stockholders are foreign nationals, and we and certain of these foreign national stockholders have entered into commitments with the Federal Reserve that restrict our ability to engage in certain business transactions without the consent of the Federal Reserve. In particular, subject to certain limited exceptions, we are not permitted to engage in or be a party to any business transaction or relationship with a company that is controlled by these foreign national stockholders or by their immediate families. In addition, Byline Bank is not permitted to engage in or be a party to any extension of credit, as defined in the Federal Reserve’s Regulation O, to these foreign national stockholders, their immediate families or any company controlled by these foreign national stockholders. Byline Bank is also not permitted to engage in or be a party to any covered transaction, as defined in the Federal Reserve Act and the Federal Reserve’s Regulation W, with any company that is controlled by these foreign national stockholders.

Certain of our stockholders have entered into passivity commitments with the Federal Reserve that generally restrict these stockholders from entering into banking or nonbanking transactions with us. These stockholders may establish and maintain deposit accounts with us provided that the aggregate balance of these deposit accounts does not exceed $500,000 and the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons who are unaffiliated with us.

Stockholder Proposals

The matters to be considered and brought before any annual or special meeting of Byline's stockholders shall be limited to only those matters as shall be brought properly before such meeting in compliance with the procedures set forth in Byline's bylaws. For proposals to be brought by a Byline stockholder and voted upon at an annual meeting, including with respect to the nomination of a director, the stockholder must file written notice of the proposal to Byline's secretary not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. However, if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the stockholder's notice shall be given in the manner provided in Byline's bylaws by the later of the close of business on (1) the date 90 days prior to such Other Meeting Date or (2) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed. In the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by Byline at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to Byline's Secretary not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board is publicly announced or disclosed. The stockholder's notice to the secretary must include, among other things set forth in Byline's bylaws: (a) a brief description and the text of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on Byline's books, of the stockholder proposing such business; (c) the number of shares of Byline's common stock or other equity or debt securities beneficially owned by such stockholder on the date of such stockholder's notice; and (d) any financial or other interest of such stockholder in the proposal.  Stockholders should refer to the full text of our advance notice provisions contained in Section 1.12 of our Amended and Restated By-Laws.

Written notice of stockholder proposals to be brought at Byline’s 2020 Annual Meeting of Stockholders in accordance with the above procedures must be delivered to Byline’s secretary no earlier than February 5, 2020 and no later than March 7, 2020, unless an Other Meeting Date occurs with respect to the 2020 Annual Meeting, in which case the notice delivery requirements will be as set forth above with respect to meetings with Other Meeting Dates.

In lieu of the foregoing notice procedures, stockholders seeking to submit a proposal for inclusion in our proxy statement for the 2020 Annual Meeting must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Exchange Act, and we must receive such proposal at our principal executive offices on or before January 11, 2020.

Any proposals, notices or nominations must be sent to the Office of the Corporate Secretary, Byline Bancorp, Inc., 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601. A copy of our By-laws is available upon written request to the Corporate Secretary at the address noted above. Additionally, a copy of our By-laws, which we included as an exhibit to our Form S-1 filed with the SEC on June 19, 2017, can be accessed through the SEC’s website at www.sec.gov.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement and annual report with separate proxy cards to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our registered stockholders in connection with the Annual Meeting; however, we understand that certain intermediaries will household our proxy materials.

If a brokerage, bank or other nominee holds your shares, this means that only one Proxy Statement and annual report will be delivered to multiple stockholders sharing an address.  Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, may contact Broadridge, Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717 or by telephone at (866) 540-7095.  Be sure to include your name, the name of your brokerage firm and your account number.

Other Matters

Upon written request addressed to our Corporate Secretary at Byline Bancorp, Inc., 180 North LaSalle Street, 3rd Floor, Chicago, Illinois 60601 from any person solicited herein, we will provide, at no cost, a copy of our 2018 Annual Report on Form 10-K as filed with the SEC.

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

Roberto R. Herencia
Chairman of the Board

April 22, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

BYLINE BANCORP, INC.

June 7, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.

20930000000000000000 3 060719

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF NINE DIRECTORS OF THE COMPANY:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

FOR NOMINEES:
- ○ PHILLIP R. CABRERA
- ○ ANTONIO DEL VALLE PEROCHENA
- ○ ROBERTO R. HERENCIA
- ○ WILLIAM G. KISTNER
- ○ ALBERTO J. PARACCHINI
- ○ STEVEN M. RULL
- ○ JAIME RUIZ SACRISTAN
- ○ ROBERT R. YOHANAN
- ○ MARY JO S. HERSETH

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR THE NOMINEES in Proposal 1 and FOR Proposal 2.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

BYLINE BANCORP, INC.

Proxy for Annual Meeting of Stockholders on June 7, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alberto J. Paracchini and Lindsay Corby, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Byline Bancorp, Inc., to be held on June 7, 2019 at 8:30 a.m. Central Time at 180 N. LaSalle St., Suite 300, Chicago, Illinois, 60601, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475